Exhibit 99.2

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT (this “Agreement”), dated as of April 16, 2008, by and among the parties identified in the signature pages hereof (such parties collectively, the “Reporting Persons”).

WHEREAS, each Reporting Person beneficially owns shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Mandalay Media, Inc. (the “Company”);

WHEREAS, on April 16, 2010, the Reporting Persons entered into a letter of intent (the “Letter of Intent”) with the Issuer relating to a restructuring of certain indebtedness owed by the Issuer to the Reporting Persons;

WHEREAS, by entering into the Letter of Intent, the Reporting Persons may be deemed to have formed a “group” (the “Reporting Group”) for purposes of Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and as a result, the Reporting Group may be deemed to have acquired beneficial ownership of all shares of Common Stock beneficially owned by the Reporting Persons; and

WHEREAS, each of the Reporting Persons desires by this Agreement to provide for the joint filing of an amendment (the “Joint Schedule 13D/A”) to the Statement on Schedule 13D filed by Jonathan Cresswell and Nathaniel McLeitch on April 1, 2010 (as amended from time to time, including pursuant to the Joint Schedule 13D/A, the “Joint Schedule 13D”) with respect to the Reporting Persons’ respective beneficial ownership of shares of Common Stock.

NOW, THEREFORE, the Reporting Persons hereby agree as follows:

1.           Joint Filing.  Pursuant to Rule 13d-1(k) of the Exchange Act, each of the Reporting Persons shall cooperate to jointly prepare and file the Joint Schedule 13D/A with respect to their respective beneficial ownership of shares of Common Stock on behalf of the Reporting Group and all necessary or appropriate amendments to the Joint Schedule 13D. The Reporting Persons agree that this Agreement may be included as an exhibit to the Joint Schedule 13D/A and any amendments thereto, and any amendments to the Joint Schedule 13D may be filed without the necessity of filing additional joint filing agreements. For purposes of this Agreement, the terms “beneficial ownership” and “beneficial owner” shall have the meanings given to them pursuant to Rule 13d-3 of the Exchange Act.

2.           Amendments. Each Reporting Person agrees that if (a) it or any of its Affiliates takes any action that would require the Reporting Group to amend the Joint Schedule 13D or (b) any information concerning such Reporting Person or any of its Affiliates set forth in the Joint Schedule 13D is or becomes inaccurate in any material respect, such Reporting Person shall notify the other Reporting Persons no later than one business day thereafter, and shall cause an appropriate amendment to the Joint Schedule 13D to be promptly prepared and distributed to the other Reporting Persons for review.  For purposes of this Agreement, the terms “Affiliate” and “Affiliates” shall have the meanings given to them pursuant to Rule 12b-2 of the Exchange Act.

3.           Reasonable Opportunity to Review. Each Reporting Person agrees to provide the other Reporting Persons a reasonable opportunity to review and comment on each proposed amendment to the Joint Schedule 13D.

4.           Information; Responsibility.

 Each Reporting Person represents and warrants to the other Reporting Persons that the information concerning such Reporting Person and any of its Affiliates contained in the Joint Schedule 13D (including the Joint Schedule 13D/A) or any amendment thereto will be, true, correct and complete in all material respects and in accordance with all applicable laws.

In accordance with Rule 13d-1(k) of the Exchange Act, each Reporting Person shall be responsible for the completeness and accuracy of the information concerning such Reporting Person contained in the Joint Schedule 13D, but shall not be responsible for the completeness and accuracy of the information concerning any other Reporting Person contained therein, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

5.             Indemnification. Each Reporting Person agrees to indemnify each other Reporting Person for any losses, claims, liabilities or expenses (including reasonable legal fees and expenses) resulting from, or arising in connection with, the breach by such Reporting Person of any representations, warranties or agreements in this Agreement.

6.            Termination; Survival. Any Reporting Person may terminate its obligation to continue to jointly file future amendments to the Joint Schedule 13D by delivering written notice to each other Reporting Person at least two business days prior to the effective date of such termination in which case the provisions of this Agreement solely with respect to such Reporting Person shall terminate; provided that (x) paragraphs 5, 6, 7, 8 and 9 hereof shall survive such termination and (y) such Reporting Person shall continue to be subject to its indemnification obligations under this Agreement for any breach by such Reporting Person hereunder existing at the time of such termination. In addition, following the termination by any Reporting Person pursuant to this Section 6, such Reporting Person shall promptly (and in any event within one business day after the filing) notify each other Reporting Person in writing of the filing of any Schedule 13D or amendment thereof with respect to its or any of its Affiliates’ beneficial ownership of shares of Common Stock.

7.             Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed in all respects by the laws of the State of New York. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties to this Agreement submit to the exclusive jurisdiction of those courts for the purpose of a suit, proceeding or judgment. Each party to this Agreement irrevocably waives any right it may have had to bring an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties to this Agreement irrevocably and unconditionally waives trial by jury in any legal action or proceeding (including any counterclaim) in relation to this Agreement.

8.           Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed by facsimile or electronically-sent signature(s).

9.           Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class mail, return receipt requested, or mailed by overnight courier prepaid to the parties hereto at the following addresses or facsimile numbers:

If to Jonathan Cresswell, to:

86 Osborne Road
Windsor, Berkshire
SL4 3EN, United Kingdom
Facsimile:

If to Nathaniel McLeitch, to:

Nathaniel McLeitch
101 Dudley Gardens
London W13 9LU
Facsimile:

If to ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC, ValueAct SmallCap Management, L.P., ValueAct SmallCap Management, LLC or David Lockwood, to:

c/o ValueAct SmallCap Master Fund, L.P.
435 Pacific Avenue, Fourth Floor
San Francisco, CA 94133
Attention:  General Counsel
Facsimile: 415-362-5727

All such notices, requests and other communications shall (a) if delivered personally to the address as provided in this Section 9, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 9, be deemed given upon facsimile confirmation, (c) if delivered by mail in the manner described above to the address as provided in this Section 9, upon the earlier of the third business day following mailing or upon receipt and (d) if delivered by overnight courier to the address as provided in this Section 9, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 9).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice in the manner provided in this Section 9 specifying such change to the other Reporting Persons.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

/s/ Jonathan Creswell
Jonathan Creswell

/s/ Nathaniel MacLeitch
Nathaniel MacLeitch

ValueAct SmallCap Master Fund, L.P.,
By:	VA SmallCap Partners, LLC, Its General
Partner

By:	/s/ David Lockwood
	Name:	David Lockwood
	Title:	Managing Member

VA SMALLCAP PARTNERS, LLC

By:	/s/ David Lockwood
	Name:	David Lockwood
	Title:	Managing Member

ValueAct SmallCap Management, L.P.
By:	ValueAct SmallCap Management, LLC,
Its General Partner

By:	/s/ David Lockwood
	Name:	David Lockwood
	Title:	Managing Member

ValueAct SmallCap Management, LLC

By:	/s/ David Lockwood
	Name:	David Lockwood
	Title:	Managing Member

/s/ David Lockwood
David Lockwood